Exhibit 1.2

Pricing Agreement

December 20, 2007

MERRILL LYNCH & CO.

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Wachovia Capital Markets, LLC

c/o	Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
New York, NY 10080

Ladies and Gentlemen:

Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated December 20, 2007 (the “Underwriting Agreement”), between the Company on the one hand and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Wachovia Capital Markets, LLC (together with Merrill Lynch, the “Underwriters”), on the other hand, to issue and sell to the Underwriters, the Shares specified in Schedule II hereto (the “Designated Shares”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus and the General Disclosure Package in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined) and the General Disclosure Package (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the General Disclosure Package and the Prospectus as amended or supplemented relating to the Designated Shares which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

A supplement to the Prospectus relating to the Designated Shares, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the Time of Delivery and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the number of Shares (as defined in Schedule II hereto) set forth opposite the name of such Underwriter in Schedule I hereto.

The Company hereby agrees to reimburse the Underwriters for their reasonable out-of-pocket expenses incurred in connection with the offering.

This Pricing Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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If the foregoing is in accordance with your understanding, please sign and return this Pricing Agreement to us, and upon acceptance hereof by you, this Pricing Agreement and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Underwriters and the Company.

Very truly yours,

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Name:	Dawn M. Becker
Title:	Executive Vice President-General Counsel and Secretary

Accepted as of the date hereof:

MERRILL LYNCH, PIERCE, FENNER & SMITH

                              INCORPORATED

WACHOVIA CAPITAL MARKETS, LLC

By: Merrill Lynch, Pierce, Fenner & Smith

                              Incorporated

By:	/s/ Brian C. Porter
Name:	Brian C. Porter
Title:	Vice President

SCHEDULE I

Underwriter	Number of Initial Shares to be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,000,000
Wachovia Capital Markets, LLC	1,000,000

Total	2,000,000

I-1

SCHEDULE II

Title of Designated Shares:	Common Shares of Beneficial Interest

Number of Designated Shares:	2,000,000 shares. The Designated Shares consist of an aggregate of 2,000,000 Designated Shares (the “Shares”) that the several Underwriters have agreed to purchase and that the Company has agreed to sell, subject to the terms and conditions set forth in this Pricing Agreement and the Underwriting Agreement incorporated by reference herein.

Initial Offering Price to Public Per Share for Designated Shares:	$81.21 per share.

Purchase Price per Share for Designated Shares to be Paid by the Underwriters:	$81.21 per share.

Applicable Time:	4:30 p.m. (Eastern Time) on December 20, 2007 or such other time as agreed by the Company and the Underwriters.

Preliminary Prospectus Supplement:	None.

Specified funds for payment of purchase price:	Wire transfer of immediately available funds.

Liquidation Preference Per Share for Designated Shares, if applicable:	N/A

Dividend Payment Dates, if applicable:	As may be specified from time to time by the Company’s Board of Trustees

Redemption provisions, if applicable:	N/A

Sinking fund requirements, if applicable:	N/A

Names of Underwriters:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wachovia Capital Markets, LLC

II-1

Address for Notices, etc.:	Merrill Lynch & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center New York, NY 10080

Other Terms:	N/A

Time of Delivery:	9:00 a.m. (New York City time) on December 27, 2007

Closing Location:	Sidley Austin LLP 787 Seventh Avenue New York, NY 10019

Place of Delivery of Designated Shares:	New York, New York

II-2

SCHEDULE III

List of Persons Subject to Lock-Up

Donald C. Wood

Larry E. Finger

Joseph M. Squeri

III-1